Exhibit 23.6

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 26, 2019, with respect to our audits of the consolidated balance sheets of Rich Uncles Real Estate Investment Trust I as of December 31, 2018 and 2017, the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended, the related notes to such financial statements and Schedule III - Real Estate Assets and Accumulated Depreciation and Amortization, incorporated by reference in the Registration Statement (Form S-4) of RW Holdings NNN REIT, Inc. for the registration of 110,000 shares of its Class C common stock.

/s/ SQUAR MILNER LLP

Irvine, California
December 30, 2019